Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 24, 2017 (the “Effective Date”) by and between SITO MOBILE, LTD., a Delaware corporation (the “Company”) and WILLIAM A. SEAGRAVE (the “Executive”). The Company and Executive are sometimes hereinafter referred to individually as a “party” and collectively as the “parties.”

RECITALS

A. Executive is currently employed as the Company’s Chief Operating Officer.

B. The Company and Executive wish to memorialize their understanding and agreement with respect to their employment relationship, upon the terms and subject to the conditions set forth in this Agreement.

Accordingly, in consideration of the foregoing and the mutual covenants herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Duration of Agreement. This Agreement is effective as of the Effective Date and has no specific expiration date. Unless terminated by agreement of the parties, this Agreement will govern Executive’s employment by the Company until that employment ceases.

2. Title; Duties. Executive will be employed as the Company’s Chief Operating Officer, and shall report to the Company’s Chief Executive Officer. Executive’s employment by the Company shall be full-time and exclusive, and Executive shall devote all of his business time, attention and services to the Company and its subsidiaries and affiliates (collectively, the “Company Group”) and shall perform such duties as may be customarily incident to his position as Chief Operating Officer and as may reasonably be assigned to him by the Company’s Chief Executive Officer from time to time. Executive will not, in any capacity, engage in other business activities or perform services for any other individual, firm or corporation without the prior written consent of the Company; provided that without such consent, Executive may engage in charitable, non-profit and public service activities and manage his passive personal and family investments, so long as such activities do not in any respect interfere or conflict with Executive’s duties and obligations to the Company hereunder or violate any restrictive covenants to which Executive has agreed.

3. Place of Performance. Executive will perform his services hereunder at the principal executive offices of the Company, which are presently located in Jersey City, New Jersey, (or the location of any other principal executive offices of the Company that may be established during the term of Executive’s employment hereunder) or by telecommuting when Executive is not physically located in Jersey City, New Jersey (or such other location where the Company’s principal executive offices may hereafter be located); provided that Executive will be required to travel from time to time for business purposes.

4. Compensation and Benefits.

4.1. Base Salary. Executive’s annual salary will be $300,000 (the “Base Salary”), paid in accordance with the Company’s payroll practices as in effect from time to time. The Base Salary will be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) and may be increased, but not decreased.

4.2. Annual Bonuses.

4.2.1. For each fiscal year ending during his employment, Executive will be eligible to earn an annual cash bonus (the “Cash Bonus”).

4.2.2. For the fiscal year ending December 31, 2017, the Cash Bonus shall be based on a percentage of the Base Salary and determined as follows:

In the event that the Company’s total revenues during the six months ended December 31, 2017 are at least:	And the Company executes not less than the number of Data Deals (as defined below) specified below:	Executive shall be entitled to a cash bonus of the following percentage of Executive’s Base Salary:
$20.0 million	Two (2)	50%
$22.5 million	Three (3)	100%
$25.0 million	Four (4)	200%

For example, if (i) the Company’s total revenues for the six-month period ending December 31, 2017 are equal to or greater than 22.5 million and (ii) the Company executes three Data Deals during the six-month period beginning July 1, 2017 and ending December 31, 2017, Executive shall be paid a Cash Bonus of an aggregate of 100% of his Base Salary, or $300,000. In this Section 4.2, the term “Data Deal” shall means either the sourcing of new data or data models which are not generally available in the data brokerage ecosystem and which are then available for inclusion in the Company’s data analytics, included in the Company’s sales packages and solutions for clients, or used to create new avenues of the Company’s analytic results for client leverage; or the packaging of the Company’s data models, analytics, and insights for direct inclusion in sales and solutions to clients.  Additionally, the multi-year licensing of the Company’s data assets to third parties for inclusion in their data and marketing assets and for which the Company’s receives periodic licensing revenue and for which the Company must provide periodic data updates shall constitute a Data Deal.

While there is no monetary value specificity assigned to Data Deals as they may be folded into a larger transaction, a Data Deal must represent a recognizable accretion of the Company’s sales value within the transaction, or key purpose for the transaction, or source and value of data because of the data inclusion.

4.2.3. Commencing January 1, 2018, the targets for a Cash Bonus and the amount of the actual Cash Bonus payable with respect to a particular year will be determined by the Compensation Committee, based on the achievement of corporate and/or individual performance objectives to be established by the Compensation Committee in consultation with Executive. Any Cash Bonus payable under this Section 4.2 will be paid commensurate with the Company’s normal policies pertaining to the payment of bonuses; provided that such payments shall be made in full as soon as practicable following completion of the Company’s audit for the most recently-completed fiscal year and the filing of the Company’s annual report on Form 10-K relating to such fiscal year, but in no event after the first six months of the calendar year immediately following the fiscal year in respect of which the performance thresholds relating to such Cash Bonus have been satisfied and, except as otherwise specifically provided in this Agreement, will only be paid if Executive remains continuously employed by the Company through the actual Cash Bonus payment date.

4.2.4. For purposes of determining any Cash Bonus payable to Executive with respect to periods after December 31, 2017, the measurement of corporate and individual performance will be performed by the Compensation Committee in good faith. From time to time, the Compensation Committee may, in its sole discretion, make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with its intended purposes.

4.3. Equity Incentive Awards.

4.3.1. Executive shall be eligible to receive equity-based compensation commensurate with his position in connection with any annual equity-based awards made to senior executives of the Company. Such awards shall be made in the sole discretion of the Compensation Committee and shall be subject to the terms and conditions set forth in, as applicable, the Company’s 2008 Stock Option Plan or 2010 Stock Plan (collectively, the “Equity Incentive Plans”) (or other applicable equity incentive or compensation plan) and award agreements, and in all cases shall be as determined by the Compensation Committee.

4.3.2. As soon as practicable following the Effective Date, Executive will be granted the following awards (the “Initial Grants”) under and subject to the Equity Incentive Plans (including, without limitation, the extent to which the shares underlying the RSU Award and the Option Award (as such terms are defined in Section 4.3(a) and Section 4.3(b), respectively) are available under the Equity Incentive Plans:

(a) a restricted stock unit award (the “RSU Award”) to receive up to an aggregate of 225,468 shares (the “RSU Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), based on the closing price of the Common Stock on NASDAQ (or any other exchange on which the Common Stock may then be traded) for a period of at least 65 consecutive trading days, determined as follows:

In the event that the closing price of Common Stock for a period of at least 65 trading days is at least:	Executive shall receive the following percentage of the RSU Shares
$7.00	20%, or 45,093.6 RSU Shares
$10.00	30%, or 67,640.4 RSU Shares
$15.00	50%, or 112,734 RSU Shares
TOTAL	100%, or 225,468 RSU Shares

(b) an option to purchase an aggregate of 100,000 shares of Common Stock (the “Option Award”) at a per share exercise price equal to the closing price of the Common Stock on NASDAQ on the date of grant). Subject to Executive’s continued employment with the Company, 25% of the Option Award will vest on the first anniversary of the Effective Date and the remainder will vest in substantially equal quarterly installments during the three-year period commencing on the first anniversary of the Effective Date.

The RSU Award and Option Award will otherwise be subject to the terms and conditions of the Equity Compensation Plans and award agreements evidencing such grants.

4.4. Employee Benefits. During Executive’s employment, Executive and Executive’s spouse and dependents, to the extent they are eligible, will be entitled to participate in all employee benefit plans and programs made available by the Company from time to time to employees generally, subject to applicable plan terms and policies. The Company periodically reviews its benefits, policies, benefits providers and practices and may terminate, alter or change them at its discretion from time to time.

4.5. Reimbursement of Expenses. Executive will be reimbursed by the Company for all reasonable business expenses incurred by Executive in accordance with the Company’s customary expense reimbursement policies as in effect from time to time. Notwithstanding anything herein to the contrary, to the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during Executive’s term of employment; (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

5. Termination. Either party may terminate Executive’s employment with the Company at any time and for any reason; provided that in the case of a resignation by Executive, Executive will provide at least thirty (30) days advance written notice of any such resignation; and provided further that following receipt of Executive’s advance notice of resignation, the Company may waive all or any portion of the remaining notice period and accept Executive’s resignation immediately. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 5. Upon any cessation of his employment for any reason, unless otherwise requested by the Company, Executive agrees to resign immediately from all officer and director positions he then holds with the Company or any of its affiliates.

5.1. Termination by the Company without Cause or Termination by Executive for Good Reason. If Executive’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Executive for Good Reason (as defined below), Executive will be entitled to receive, subject to the execution and delivery by Executive of a Release (as defined below):

5.1.1. continuation of Executive’s Base Salary for a period equal to twelve months following the effective date of the termination of Executive by the Company without Cause or the resignation by Executive for Good Reason (the “Involuntary Termination Date”), payable in accordance with the Company’s standard payroll practices;

5.1.2. an amount equal to a cash bonus equal to 100% of Executive’s Base Salary prevailing on the Involuntary Termination Date, which amount shall be paid in the year following employment termination at the time annual bonuses are paid to the Company’s other senior executives;

5.1.3. accelerated vesting of 100% of the Option Award;

5.1.4. except as provided in Section 5.2, accelerated vesting of the portion of the RSU Award that has not issued (the “Unissued RSU Award”) as of the Involuntary Termination Date, as follows:

(a) If the Involuntary Termination Date occurs on or before the first anniversary of the Effective Date, then 25% of the Unissued RSU Award shall accelerate and vest;

(b) If the Involuntary Termination Date occurs after the first anniversary of the Effective Date, but on or before the second anniversary of the Effective Date, then 50% of the Unissued RSU Award shall accelerate and vest;

(c) If the Involuntary Termination Date occurs after the second anniversary of the Effective Date, but on or before the third anniversary of the Effective Date, then 75% of the Unissued RSU Award shall accelerate and vest; and

(d) If the Involuntary Termination Date occurs after the third anniversary of the Effective Date, but on or before the fourth anniversary of the Effective Date, then 100% of the Unissued RSU Award shall accelerate and vest.

5.1.5. waiver of the applicable premium otherwise payable for COBRA continuation coverage for Executive (and, to the extent covered immediately prior to the date of such cessation, his spouse and eligible dependents) for a period equal to twelve months. The amounts specified in Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5 are referred to herein as the “Severance Benefits.”

Except as otherwise provided in this Section 5.1, and except for payment of (i) all accrued and unpaid Base Salary through the date of such termination or cessation, (ii) any expense reimbursements to be paid in accordance with the Company’s policies and Section 4.5; and (iii) payments for any accrued but unused paid time off in accordance with the Company’s policies and applicable law (the amounts specified in the foregoing subparagraphs (i)-(iii) of this paragraph are referred to herein as the “Accrued Obligations”), all compensation and benefits will cease at the time of such cessation and the Company will have no further liability or obligation by reason of such cessation. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on: (a) Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 45th day following the effective date of his cessation of employment, of a general release of claims against the Company and its affiliates (other than a release of claims under this Agreement) in a form reasonably prescribed by the Company (the “Release”); and (b) Executive’s continued compliance with the Restrictive Covenants (as defined below). Subject to Section 5.4, below, the benefits described in Section 5.1 will be paid or provided (or begin to be paid or provided) as soon as administratively practicable (or determinable in the case of the benefits described in Section 5.1.1, if later) after the Release becomes irrevocable, provided that if the 45-day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

5.2. Termination Following a Change in Control. Notwithstanding Section 5.1.4, If Executive’s employment by the Company ceases due to a termination by the Company without Cause or a resignation by Executive for Good Reason during the twelve (12) month period immediately following the occurrence of a Change in Control (as defined below), (a) all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company will become immediately and automatically fully vested and exercisable (as applicable); provided that in the event the Change of Control involves a merger, consolidation or other transaction, the RSU Shares shall be issued to Executive based on the price or value ascribed to each share of Common Stock in such transaction, without regard to whether such price or value is maintained for a period of 65 days or any other period of time, and, subject to the foregoing, the Company will be required to pay Executive the Severance Benefits and the Accrued Obligations. In the event that RSU Shares may be issued under Section 5.1.4 or this Section 5.2, Executive shall have the ability to elect to receive the greater number of RSU Shares under either of such Sections. For example, if (i) Executive is terminated without Cause on a date that is six months following a Change of Control of the Company; (ii) such Change of Control involves the acquisition of more than 50% of the outstanding Common Stock for a price of $7.50 per share; (iii) such termination occurs 13 months after the Effective Date; and (iv) prior to the time of such Change of Control, no RSU Shares have been granted to Executive, then a total of 56,367 RSU Shares, or 25% of the RSU Award, would be available for grant to Executive under Section 5.1.4, and a total of 45,093.6 RSU Shares would be available for grant to Executive under this Section 5.2, in which case the Executive would have the ability to receive the higher of such amount, or 56,367 RSU Shares.

5.3. Termination for any other Reason. If Executive’s employment by the Company ceases for any reason other than as described in Section 5.1 above (including, but not limited to, termination (a) by the Company for Cause, (b) by Executive other than for Good Reason, (c) as a result of Executive’s death, or (d) as a result of Executive’s Disability (as defined in Section 5.9.3)), then the Company’s obligation to Executive will be limited solely to the Accrued Obligations. All compensation and benefits will cease at the time of such termination and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.

5.4. No Limitation of Certain Claims for Payment or Reimbursement. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

5.5. Compliance with Section 409A. If the termination giving rise to the payments described in Section 5.1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to that section will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service. To the maximum extent permitted under Section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A of the Code and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment in a series of payments will be deemed a separate payment. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

5.6. PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to this Agreement shall cease to the extent required to avoid adverse consequences to the Company under the Patient Protection and Affordable Care Act of 2010 and regulations thereunder.

5.7. Section 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

5.8. Return of Company Property. Not later than seven (7) days following the effective date of any cessation of Executive’s employment, Executive will return all property of the Company Group in Executive’s possession or control, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, tablet computers and other electronic devices, credit cards, office keys, security access cards, badges, identification cards and all documentation, materials or information (however stored) relating to the business of the Company Group or any of their customers or prospective customers. In doing this, Executive will make a diligent search of his personal computers and other devices and of his personal email and cloud storage accounts for any Company property or Proprietary Information (as defined in Section 6.4.3). If these devices or accounts contain Company property or Proprietary Information, then Executive will transmit those files to the Company or its designee and permanently delete those files from his devices and accounts, without retaining copies or excerpts.

5.9. Definitions. For purposes of this Agreement:

5.9.1. “Cause” means (a) alcohol abuse or the use of controlled drugs (other than in accordance with a physician’s orders); (b) Executive’s repeated or substantial refusal, failure, or inability to perform (other than due to illness or disability), or gross negligence or willful misconduct in the performance of , his duties; (c) material breach of any agreement with or duty owed to the Company or its affiliates, which breach (if curable) remains uncured thirty (30) days after receipt of written notice thereof; (d) conduct of Executive involving dishonesty adversely affecting the Company or any of its affiliates, including fraud, embezzlement, theft or other misuse of property; (e) any commission of or entrance of a plea of guilty or nolo contendere to a felony, any crime of moral turpitude or any other crime that materially and adversely affects the operations, financial performance or customer relationships of the Company or its affiliates, or (f) a material violation of any written policy of the Company or its affiliates in effect from time to time, including, without limitation, policies relating to discrimination, harassment, fraternization and nepotism.

5.9.2. “Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to the RSU Award or the Option Award in the grant agreement between the Company and Executive, the occurrence of any of the following events:

(a) any “person” or “group,” (as such terms are defined and applied in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) becomes (directly or indirectly) the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of the voting securities of the Company representing more than 50% of the total issued and outstanding voting securities of the Company; provided that the following acquisitions shall not constitute a Change in Control:

(i) an acquisition by any such person or group who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power;

(ii) any acquisition directly from the Company, including, without limitation, a public offering of securities;

(iii) any acquisition by the Company; or

(iv) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(b) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in clause (iii) of the definition thereof, the entity to which the assets of the Company were transferred, as the case may be; or

(c) a majority of the Board consists of individuals other than “Incumbent Directors,” which term means the members of the Board on the Effective Date; provided that any individual becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; or

(d) the Board adopts any plan for the liquidation or dissolution of all or substantially all of the Company’s assets or business, or liquidation or dissolution of the Company which is not pursuant to a plan adopted by the Board; or

(e) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities of the Company, all of the voting securities or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(f) the Company combines with another company and is the surviving corporation but, immediately after the combination, the holders of voting securities of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting securities (measured by number of votes entitled to be cast) of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting securities of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

5.9.3. “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

5.9.4. “Good Reason” means any of the following, without Executive’s prior consent: (a) a constructive termination involving a material diminution of Executive’s duties or authority with the Company, reporting relationships or the assignment of duties and responsibilities inconsistent with Executive’s position with the Company; (b) a reduction in, or failure to pay when due, Base Salary; or (c) the Company requires a physical transfer or relocation of Executive to a location fifty (50) miles or more from Executive’s work location as it existed on the Effective Date in order for Executive to continue to perform his duties and responsibilities under this Agreement. However, none of the foregoing events or conditions will constitute Good Reason unless Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns Executive’s employment within 30 days following the expiration of that cure period. Notwithstanding the foregoing and for the avoidance of doubt, a diminution of Executive’s title, alone, as a result of Change in Control shall not constitute Good Reason.

5.9.5. “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

6. Restrictive Covenants. To induce the Company to enter into this Agreement and in recognition of the compensation to be paid to Executive pursuant to Sections 3 and 5 of this Agreement, Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of Executive’s employment is initiated by the Company or Executive, and without regard to the reason for that termination or cessation.

6.1. Covenant Not to Compete. Executive covenants that, during his employment by the Company and for a period of twelve months following the termination of such employment (the “Restricted Period”), Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:

6.1.1. engage or participate in any Competing Business (as defined below) wherever the Company or its affiliates do business, do or plan to do business or sell or market their products or services;

6.1.2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business, other than the Company. Notwithstanding the foregoing, Executive may hold up to 3% of the outstanding securities of any class of any publicly-traded securities of any company;

6.1.3. solicit or attempt to solicit any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person with whom Executive had contact during the one-year period prior to the time of Executive’s employment with the Company has terminated, or intentionally influence any such person to modify any written or oral agreement, arrangement or course of dealing with the Company or any of its affiliates; or

6.1.4. solicit for employment or retention as an independent contractor (or arrange to have any other person or entity solicit for employment or retention) any person employed or retained by the Company or any of its affiliates.

6.2. Confidentiality. Executive recognizes and acknowledges that the Proprietary Information (as defined in below) is a valuable, special and unique asset of the business of the Company and its affiliates. As a result, both during the Term and thereafter, Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. In connection with any such activity, Executive must identify any information that is confidential and ask the Regulator for confidential treatment of such information. Despite the foregoing, Executive is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information employee came to learn during the course of Executive’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company and its affiliates do not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Notwithstanding any other provisions of this Agreement, pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the Company’s or its affiliate’s trade secret that is made: (a) confidentially to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

6.3. Property of the Company.

6.3.1. Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company and its affiliates. Executive will not remove from the Company’s or its affiliates’ offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company and its affiliates. If Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to satisfy contractual obligations of the Company or its affiliates, to perform his duties on behalf of the Company and its affiliates or pursuant to the exceptions set forth in Section 6.2. Upon termination of Executive’s employment with the Company, he will leave with the Company and its affiliates or promptly return to the Company and its affiliates all originals and copies of such materials or property then in his possession.

6.3.2. Intellectual Property. Executive agrees that all the Intellectual Property (as defined below) will be considered “works made for hire” as that term is defined in Section 101 of the Copyright Act (17 U.S.C. § 101) and that all right, title and interest in such Intellectual Property will be the sole and exclusive property of the Company and its affiliates. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Executive retains any interest in the Intellectual Property, Executive hereby irrevocably assigns and transfers to the Company and its affiliates any and all right, title, or interest that Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company and its affiliates will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company, at the Company’s expense, to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company or its affiliates, as applicable, are unable after reasonable efforts to secure Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of Executive’s incapacity or any other reason whatsoever, Executive hereby designates and appoints the Company, the appropriate affiliate, or their respective designee as Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s or its affiliates’ rights in the Intellectual Property. Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.

6.4. Definitions. For purposes of this Agreement:

6.4.1. “Competing Business” means any person, firm, corporation, partnership, association or other entity in North America that uses a mobile location-based media platform for marketers to create location-based advertising content that directly competes with a product, services or product offerings developed, manufactured, marketed, distributed or sold by the Company.

6.4.2. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by Executive (1) at any time and at any place while Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to Executive by the Company or its affiliates.

6.4.3. “Proprietary Information” means any and all proprietary and non-public information developed or acquired by the Company or any of its subsidiaries or affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) customer and vendor credit information and (j) information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company or its affiliates to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information. Proprietary Information shall not include information that is or comes into the public domain through no fault of Executive’s, or that Executive can demonstrate was in his possession before receipt of such information from the Company.

6.5. Acknowledgements. Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company, and that the Company would not enter into this Agreement or otherwise employ Executive unless Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.

6.6. Remedies and Enforcement Upon Breach.

6.6.1. Specific Enforcement. Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company or its affiliates for which monetary damages would not be an adequate remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach or threatened breach by Executive of any of the Restrictive Covenants, the Company or its affiliates, as applicable, shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company and its affiliates.

6.6.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

6.6.3. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company and its affiliates to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.

6.6.4. Disclosure of Restrictive Covenants. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

6.6.5. Extension of Restricted Period. If Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.

7. Miscellaneous.

7.1. Other Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Executive of his duties under this Agreement.

7.2. Successors and Assigns. The Company may assign this Agreement to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. The duties of Executive hereunder are personal to Executive and may not be assigned by him.

7.3. Governing Law, Dispute Resolution and Jurisdiction.

7.3.1. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. disputes, claims and controversies between the parties hereto concerning the validity, interpretation, performance, termination or breach of this Agreement, which cannot be resolved by the parties within sixty (60) days after such dispute, claim or controversy arises shall, at the option of either party, be referred to and finally settled by arbitration (an “Arbitration”) provided, that either party may apply to a court of competent jurisdiction seeking equitable relief prior to Arbitration. Such Arbitration shall be initiated by the initiating party giving notice (the “Arbitration Notice”) to the other party (the “Respondent”) that it intends to submit such dispute, claim or controversy to Arbitration. Each party shall, within thirty (30) days of the date the Arbitration Notice is received by the Respondent, designate a person to act as an arbitrator. If either party fails to designate a person to act as an arbitrator within the time specified herein the Arbitration shall be conducted by the sole designated arbitrator. The two arbitrators appointed by the parties shall, within thirty (30) days after their designation appoint a third arbitrator who shall act as presiding arbitrator (the “Presiding Arbitrator” and, together with the other two arbitrators, the “Arbitration Panel”). If the two arbitrators designated by the parties are unable to appoint a Presiding Arbitrator, the Presiding Arbitrator shall be appointed according to the rules of the American Arbitration Association as in effect on the date the notice of submission to arbitration is given (the “Rules”).

7.3.2. The Arbitration shall be conducted in accordance with the Rules, pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and shall be held in the Borough of Manhattan, in the City of New York and the State of New York. Executive and the Company hereby consent to the personal and exclusive jurisdiction of New York for such Arbitration and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such Arbitration proceeding and any claim or defense of inconvenient forum. All Arbitration proceedings shall be confidential, and neither the parties nor the members of the Arbitration Panel may disclose the content or results of any Arbitration hereunder without the prior written consent of all parties to the dispute.  The Arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law, unless the parties stipulate to the contrary.  Any provisional remedy (including preliminary or permanent injunctive relief) that would be available from a court of law shall be available from the Arbitration Panel pending completion of the arbitration.  The benefited party of such provisional remedy shall be entitled to enforce such remedy in court immediately, even though a final arbitration award has not yet been rendered.  Within thirty (30) days after the appointment of all arbitrators to the Arbitration Panel, or within such longer period mutually agreed upon by the parties, the Arbitration Panel shall hear and decide the dispute submitted to Arbitration hereunder and shall promptly prepare a written decision on the merits of the matters in dispute, which decision shall state the facts and law relied upon and the reasons for the Arbitration Panel’s decision.  The award or decision of the Arbitration Panel, which may include an order of specific performance, injunction, or other equitable relief, shall be final and binding on all parties, and judgment thereon may be rendered by any court having jurisdiction thereof, or application may be made to such court for the judicial acceptance of the award and an order of enforcement, as the case may be. There shall be no right of appeal, except as contained under applicable laws.  During the pendency of any arbitration process, the parties shall equally share the cost of the arbitrator, and each party to any arbitration shall bear its own expenses, including but not limited to such party’s attorneys’ fees, if any.

7.3.3. Executive understands that nothing in this Section 7.3 modifies Executive’s at-will employment status. Either Executive or the Company may terminate the employment relationship between Executive and the Company at any time, with or without Cause, upon the terms and subject to the conditions of this Agreement.

7.3.4. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 7.3, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(a) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(b) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE FAIR LABOR STANDARDS ACT;

(c) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

7.4. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.5. Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee, director or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, including but not limited to attorney fees, all to the fullest extent permitted by law. This Section 7.5 shall survive termination of Executive’s employment and this Agreement.

7.6. Defend Trade Secrets Act Compliance. Executive will not be held criminally or civilly liable under any federal or state trade secret law for Executive’s disclosure of a trade secret that is made in confidence to federal, state or local government official or to an attorney, provided that such disclosure is: (a) solely for the purpose of reporting or investigating a suspected violation of law; or (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in related court proceedings, provided that Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

7.7. Assistance in Litigation. Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive's cooperation pursuant to this Section 7.7. The Company will reimburse Executive for reasonable attorney's fees and costs incurred as a result of his compliance with this Section 7.7. Nothing in this Agreement shall be deemed to limit Executive's rights under any indemnification or other agreement to which Executive may be a party or any other applicable agreement or insurance policy.

7.8. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.9. Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent the Agreement.

7.10. Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, (b) mailed by overnight U.S. express mail, return receipt requested or (c) sent by telecopier. Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to:

SITO Mobile, Ltd.

100 Town Square Place

Suite 204

Jersey City, NJ 07310

with a copy to (which shall not constitute Notice):

Andrew Hulsh

Partner

Pepper Hamilton LP

The New York Times Building

620 Eighth Avenue—37th Floor

New York, NY 10018

Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

7.11. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

7.12. Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

7.13. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

7.14. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) indicated below.

SITO MOBILE, LTD.

By:	/s/ Thomas J. Pallack

Name:	Thomas J. Pallack

Title:	Chief Executive Officer

Date:	July 24, 2017

WILLIAM A. SEAGRAVE

/s/ William A. Seagrave

Date:	July 24, 2017

Signature Page to Employment Agreement